a.k.a. Brands Holding Corp. Announces Preliminary Unaudited Second Quarter Results

Net Sales Grew 6% Compared to the Second Quarter of Fiscal 2021; 11%1 in Constant Currency
U.S. Net Sales Grew 16% Compared to the Second Quarter of Fiscal 2021
Active Customers2 Increased 34% on a LTM Basis Compared to the Same Period Last Year

SAN FRANCISCO – July 21, 2022 – a.k.a. Brands Holding Corp. (NYSE: AKA), a brand accelerator of next generation fashion brands, today announced preliminary unaudited financial results for the second quarter ending June 30, 2022. The Company also announced that its final second quarter fiscal year 2022 earnings results will be released on Wednesday, August 10, 2022, after the market close.

For the second quarter of fiscal 2022:
•Net sales growth of 6% to approximately $158.5 million as compared to last year; 11%1 in Constant Currency. This is on top of 76%3 growth last year pro forma for the acquisition of Culture Kings.
•We expect net loss of approximately $4.2 million.
•We expect Adjusted EBITDA3 of approximately $5.9 million.

“We delivered double digit1 revenue growth in Constant Currency for the second quarter on top of tremendous growth last year. However, growth slowed from the prior quarter and net sales missed our expectations,” said Jill Ramsey, CEO, a.k.a. Brands. “Sales were impacted by inflationary pressures on the consumer, shifts in spending and a slower than expected recovery in Australia. Additionally, lower return on marketing investments, a competitive promotional environment and higher merchandise returns led us to reduce our outlook for Adjusted EBITDA.”

Ms. Ramsey continued, “despite macro pressures, we remain encouraged by the strong growth in Active Customers as we continue to attract and retain consumers, particularly in the U.S. Although, we anticipate headwinds will continue through the remainder of the year, we expect sequential improvement in Adjusted EBITDA rates as we optimize marketing investments, maintain disciplined inventory controls and tighten expenses. We remain highly confident that our strategies and the investments we are making will drive profitable growth long term due to our portfolio of strong digital brands, the flexibility of our business model and the talent of our teams.”

The Company will provide an update on its revised fiscal 2022 outlook on its August 10 earnings call.

Use of Non-GAAP Financial Measures

We have provided Adjusted EBITDA and pro forma net sales in this release as non-GAAP performance measures used by management for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP operating measures, when reviewed collectively with our GAAP financial information, provides useful supplemental information to investors in assessing our operating performance. See additional information at the end of this release.

1 In order to provide a framework for assessing the performance of our underlying business, excluding the effects of foreign currency rate fluctuations, we compare the percent change in the results from one period to another period using a constant currency methodology wherein current and comparative prior period results for our operations reporting in currencies other than U.S. dollars are converted into U.S. dollars at constant exchange rates (i.e., the rates in effect on December 31, 2021, which was the last day of our prior fiscal year) rather than the actual exchange rates in effect during the respective periods.
2 We view the number of Active Customers as a key indicator of our growth, the value proposition and consumer awareness of our brand, and their desire to purchase our products. In any particular period, we determine our number of Active Customers by counting the total number of unique customer accounts who have made at least one purchase in the preceding 12-month period, measured from the last date of such period.
3 See additional information at the end of this release regarding non-GAAP financial measures.

About a.k.a. Brands

Established in 2018, a.k.a. Brands is a brand accelerator of next generation fashion brands. Each brand in the a.k.a. portfolio targets a distinct Gen Z and millennial audience, creates authentic and inspiring social content and offers quality exclusive merchandise. a.k.a. Brands leverages its next-generation retail platform to help each brand accelerate its growth, scale in new markets and enhance its profitability. Current brands in the a.k.a. Brands portfolio include Princess Polly, Culture Kings, mnml, Petal & Pup and Rebdolls.

Forward-Looking Statements

Certain statements made in this release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors, among others, that may affect actual results or outcomes include the continuation of the COVID-19 pandemic and the potential related disruptions to our operations, customer demand and our suppliers’ ability to meet our needs; our ability to anticipate rapidly-changing consumer preferences in the apparel, footwear and accessories industries; our ability to acquire new customers, retain existing customers or maintain average order value levels; the effectiveness of our marketing and our level of customer traffic; merchandise return rates; our success in identifying brands to acquire, integrate and manage on our platform; our ability to expand into new markets; the global nature of our business; our use of social media platforms and influencer sponsorship initiatives, which could adversely affect our reputation or subject us to fines or other penalties; the inherent challenges in measuring certain of our key operating metrics, and the risk that real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business; the potential for requirements to collect additional sales taxes or to be subject to other tax liabilities that may increase the costs to our consumers; economic downturns and market conditions beyond our control; currency fluctuations; our ability to attract and retain highly qualified personnel; fluctuations in wage rates and the price, availability and quality of raw materials and finished goods, which could increase costs; interruptions in or increased costs of shipping and distribution, which could affect our ability to deliver our products to the market; and other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K, dated March 1, 2022, and our Quarterly Report on Form 10-Q, dated May 10, 2022, each as filed with the Securities and Exchange Commission. a.k.a. Brands does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact
investors@aka-brands.com

Media Contact
media@aka-brands.com

a.k.a. BRANDS HOLDING CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands)
(unaudited)

Adjusted EBITDA
Adjusted EBITDA is a key performance measure that management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use it for business planning purposes.
We also believe this information will be useful for investors to facilitate comparisons of our operating performance and better identify trends in our business.
We calculate Adjusted EBITDA as net income adjusted to exclude: interest and other expense; provision for income taxes; depreciation and amortization expense; stock-based compensation expense; transaction costs; costs to establish or relocate distribution centers; and one-time or non-recurring items. Adjusted EBITDA is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in net income, the most directly comparable financial measure calculated in accordance with GAAP. A reconciliation of non-GAAP Adjusted EBITDA to net income (loss) for the three months ended June 30, 2022 and 2021 is as follows:

	Three Months Ended June 30,
In thousands	2022	2021
Net income (loss)	$(4,212)	$2,189
Add:
Total other expense, net	2,593	4,155
Provision for (benefit from) income tax	(955)	939
Depreciation and amortization expense	5,590	4,535
Inventory step-up amortization expense	—	6,266
Equity-based compensation expense	1,494	609
Distribution center relocation costs	1,291	—
Transaction costs	90	736
Adjusted EBITDA	$5,891	$19,429
Net income (loss) margin	(3)%	1%
Adjusted EBITDA margin	4%	13%
Pro Forma Net Sales
Pro forma net sales is considered a non-GAAP financial measure under the SEC’s rules. We believe that pro forma net sales is useful information for investors as it provides a better understanding of sales performance, and relative changes therein, on a comparable basis. We calculate pro forma net sales as net sales including the historical net sales relating to the pre-acquisition periods of Culture Kings, assuming that the Company acquired Culture Kings at the beginning of the period presented. Pro forma net sales is not necessarily indicative of what the actual results would have been if the acquisition had in fact occurred on the date or for the periods indicated nor does it purport to project net sales for any future periods or as of any date. A reconciliation of non-GAAP pro forma net sales to net sales, which is the most directly comparable financial measure calculated in accordance with GAAP, for the three months ended June 30, 2021, is as follows:

	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020			Growth Rate
	Actual	Actual	Culture Kings	Pro Forma	Actual	Pro Forma
Net sales	$149,227	$46,793	$38,179	$84,972	218.9%	75.6%